Exhibit 99.2

FOR IMMEDIATE RELEASE	Investor Contact:	Sandy Fabre
February 17, 2011		Nordstrom
206-233-6563

	Media Contact:	Colin Johnson
Nordstrom
206-373-3036

NORDSTROM TO ACQUIRE HAUTELOOK

SEATTLE, February 17, 2011 — Nordstrom Inc. (NYSE:JWN) announced today it has entered into an agreement to acquire HauteLook, Inc., a leader in the online private sale marketplace. The Company said the acquisition will enable Nordstrom to participate in the fast-growing private sale marketplace and provide a platform to increase innovation and speed in the way it serves customers in all channels.

The acquisition will build on Nordstrom’s success in multi-channel retailing. Recently, these efforts have included implementing an enterprise-wide inventory management system, increasing its Direct business capabilities and integrating its online and store presence to provide customers with a seamless experience.

“We are excited to partner with HauteLook as we believe this acquisition further enhances our focus on serving customers online in new and compelling ways,” said Blake Nordstrom, president, Nordstrom, Inc. “While our focus on providing a superior in-store shopping experience is our roots, continuing to find ways to use technology to serve customers the way they want to be served is critical. This partnership gives Nordstrom and HauteLook shared growth opportunities as online shopping evolves.” Nordstrom added, “CEO Adam Bernhard and his team have built a fantastic business since launching HauteLook just over three years ago and we want them to continue to do what they do well. We think their highly talented team and culture of innovation will be a terrific complement to our business.”

HauteLook CEO Adam Bernhard said, “By joining forces with Nordstrom, we are giving customers a fuller range of options for the way they shop today.” Bernhard continued, “Our established membership base of well over four million shoppers is closely aligned with the Nordstrom customer. We feel fortunate to partner with a company that shares our commitment to providing customers with great brands and an exciting shopping experience.”

Nordstrom will acquire HauteLook for $180 million in Nordstrom stock with a portion subject to ongoing vesting requirements. In addition, the transaction includes a three-year earn-out of up to $90 million in Nordstrom stock subject to company performance and vesting requirements for the existing management team. The overall transaction structure provides significant incentive and retention mechanisms for HauteLook senior management. HauteLook will operate as an independent, wholly-owned subsidiary, be managed by its current leadership and the HauteLook brand and website will remain separate from Nordstrom.

The transaction is expected to be dilutive to Nordstrom in 2011 due to non-cash expenses related to the acquisition. The transaction is expected to close in the first quarter of 2011 and is subject to customary closing conditions, including customary regulatory and HauteLook shareholder approvals.

Guggenheim Securities, LLC is acting as exclusive financial advisor to Nordstrom and Gibson, Dunn & Crutcher LLP and Lane Powell PC are acting as its counsel. JP Morgan Securities Inc. is acting as exclusive financial advisor to HauteLook and Gunderson Dettmer is acting as its counsel.

HauteLook is a leader in the online private sale channel, offering limited time sale events on the world’s top fashion and lifestyle brands. Every day, HauteLook offers discounts of 50 to 75 percent off on great brands for women, men, kids, home, beauty, travel and local services. HauteLook launched in 2007 and is headquartered in Los Angeles. Membership is free and everyone is welcome. Visit www.HauteLook.com to learn more.

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 204 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 115 full-line stores, 86 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release may contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995). Such statements are based upon the current beliefs and expectations of the company’s management. Actual future results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. Risks and uncertainties include the possibility that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, HauteLook’s business may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers or vendors; benefits to Nordstrom and its customers from the acquisition may not be realized to the extent anticipated; that the parties are unable to successfully implement the plans, strategies and objectives of management for post-acquisition operations; and other risks that are described in the Company’s Securities and Exchange Commission filings. Nordstrom undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

# # #